Exhibit 99.1

Media Contact: Meghan Dotter 703 682 6670

Investor Contact: Ahmed Pasha 703 682 6451

AES Reports Solid First Quarter Results and Reaffirms Full Year 2009 Earnings, Subsidiary Distributions and Proportional Free Cash Flow Guidance

•	Earnings Per Share from Continuing Operations of $0.33 compared to $0.34 in 2008

•	Adjusted Earnings Per Share of $0.37 compared to $0.35 in 2008

•	Proportional Free Cash Flow, the Company’s share of Consolidated Free Cash Flow, increased $40 million to $203 million over same period last year

•	Parent Company Liquidity strengthened through refinancing of $1.3 billion

ARLINGTON, VA, May 8, 2009 – The AES Corporation (NYSE: AES) today reported solid first quarter earnings. Significant contributions came from the Latin America generation businesses and North America utilities, as well as a performance incentive related to the management of Northern Kazakhstan businesses.

“We are pleased that AES’s share of free cash flow increased by $40 million as a result of improvements in working capital and expense reductions. Accordingly, we are reaffirming our 2009 earnings and proportional cash flow guidance. However, like other global companies, we are not immune to volatile foreign exchange rates or lower market prices, which will have an impact on working capital in Brazil and the Dominican Republic that will decrease the 2009 consolidated cash flow range by five percent,” said Paul Hanrahan, President and Chief Executive Officer. “With more than 95 percent of our more than 3,000 MW construction program contracted under long-term agreements and fully financed, we expect these projects to significantly contribute to our cash flow over the next three years.”

In addition, AES undertook a series of capital structure transactions in the quarter which will improve liquidity through 2010 and beyond. Regarding these initiatives, Victoria D. Harker, Executive Vice President and Chief Financial Officer, said, “Over the past several months, we continued to enhance our corporate liquidity through refinancings of $1.3 billion, which extended our debt maturities well beyond 2009. This included a renegotiation of our senior secured credit facility and a $535 million bond offering. These proceeds were used to reduce our $600 million unsecured credit facility, which will no longer be needed. At the subsidiary level, AES Gener’s $196 million bond offering provided the funds needed to complete the construction projects in Chile.”

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Results for the quarter ended March 31, 2009 include the following:

	First Quarter 2009	First Quarter 2008	Full Year 2009 Guidance
Consolidated Revenue	$3.4 billion	$4.1 billion	not provided

Consolidated Gross Margin	$0.9 billion	$1.0 billion	$3.2 - $3.4 billion
Proportional Gross Margin (a non-GAAP financial measure)	$543 million	$695 million	$2.05 - 2.15 billion

Consolidated Cash Flow from Operating Activities	$376 million	$470 million	$2.0 - $2.2 billion
Proportional Cash Flow from Operating Activities (a non-GAAP financial measure)	$323 million	$287 million	$1.2 - $1.35 billion

Consolidated Free Cash Flow (a non-GAAP financial measure)	$220 million	$291 million	$1.3 - $1.5 billion
Proportional Free Cash Flow ( a non-GAAP financial measure)	$203 million	$163 million	$650 - $850 million

Subsidiary Distributions to the Parent Company (see definitions)	$230 million	$221 million	$1.1 - $1.3 billion

Diluted Earnings Per Share from Continuing Operations	$0.33	$0.34	$1.03 - $1.13
Diluted Earnings Per Share	$0.33	$0.34	not provided

Adjusted Earnings Per Share (a non-GAAP financial measure)	$0.37	$0.35	$0.97 - $1.07

First Quarter 2009 Financial Highlights (comparison of Q1 2009 vs. Q1 2008):

Quarter over quarter, the Company experienced foreign currency exchange losses of $130 million, and a $63 million margin reduction due to lower electricity prices and volume at several generation businesses. In addition, as a result of the sale of our Northern Kazakhstan businesses in 2008, there was a $26 million reduction of gross margin. However, there were several offsetting improvements from Latin America generation and North America utilities, as well as reduced operating expenses overall. Key factors were:

•

Consolidated Cash Flow from Operating Activities of $376 million, compared to $470 million in 2008; primarily reflecting lower gross margin and changes in working capital; 2009 cash flow results do not include the $80 million from Kazakhstan management services in 2008 recognized as income in first quarter but not received until April 2009.

•	Proportional Cash Flow from Operating Activities (a non-GAAP financial measure, see Appendix for definition and reconciliation) of $323 million, compared to $287 million in

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the first quarter of 2008, primarily driven by improvements in working capital at the Company’s Asia Generation businesses. Proportional Free Cash Flow from Operating Activities reflects the economic interest of AES in the consolidated results.

•

Consolidated Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) of $220 million, compared to $291 million in 2008, 2009 results reflect lower Consolidated Operating Cash Flow offset in part by reduced maintenance capital expenditures.

•

Proportional Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation), of $203 million, versus $163 million for the same period last year. Proportional Free Cash Flow reflects the economic interest of AES in the consolidated results.

•

Consolidated Revenues decreased $703 million or 17% to $3.4 billion, primarily due to unfavorable foreign currency exchange rates of $578 million, of which approximately $400 million, or 69%, relates to devaluation of the Brazilian Real.

•

Consolidated Gross Margin, which decreased $159 million or 15% to $883 million, due to unfavorable movements in foreign currency exchange rates of $130 million and lower electricity prices and volume at several generation businesses of $63 million. This decline was offset in part by improved operations across the Company’s global portfolio and higher availability at several generation businesses.

•

Proportional Gross Margin (a non-GAAP financial measure, see Appendix for definition and reconciliation), declined by $152 million, or 22% due to lower electricity prices in New York and Argentina, the lack of contribution from the Northern Kazakhstan businesses sold in 2008, and unfavorable foreign currency exchange rates.

•

Diluted Earnings from Continuing Operations of $0.33 per share, compared to $0.34 per share in 2008; the decrease was primarily driven by unfavorable impacts of foreign currency, offset in part by an $80 million or $0.12 per share performance incentive bonus, recognized as Other Income, associated with the management of the Company’s Northern Kazakhstan assets sold in 2008.

•	Net Income attributable to AES of $218 million or $0.33 per share, compared to $233 million or $0.34 per share in 2008.

•

Adjusted Earnings Per Share (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased from $0.35 to $0.37; 2009 results exclude $0.03 of non-cash, unrealized foreign currency transaction losses.

Key 2009 Highlights:

•

Finalized agreement with Kazakhmys PLC to end management of the Northern Kazakhstan businesses sold in 2008, for $182 million in total consideration, including a performance incentive bonus for 2008 management services. Of the $182 million, $80 million was received in April 2009; in January 2010 the balance will be received, which will be backed by investment grade letters of credit to be executed in the second quarter of 2009.

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•	Increased senior secured Revolver availability by $35 million to $785 million and extended the maturity date of $605 million of Revolver commitments from June 23, 2010 to July 5, 2011.

•

Strengthened Parent Company Liquidity (a non-GAAP financial measure) by issuing $535 million of 9.75% senior unsecured notes due 2016, netting proceeds of approximately $492 million; majority of proceeds used to replace $425 million of senior unsecured facility maturing in 2010.

•	The Company’s subsidiary, AES Gener, issued $196 million of 8.50% ten year bonds to fund its construction program in Chile.

•	Made substantive progress on the Company’s more than 3,000 MW construction program. Commenced commercial operation of 130 MW Santa Lidia diesel facility in Chile.

•	Expanded solar portfolio by 8 MW in Spain through AES Solar Energy, the Company’s joint venture with Riverstone, increasing total solar capacity to 32 MW.

2009 Guidance

•	The Company is reaffirming its full year 2009 guidance for Adjusted Earnings Per Share, Proportional Cash Flow from Operating Activities and Proportional Free Cash Flow.

•

The Company is lowering its guidance range for Consolidated Cash Flow from Operating Activities and Consolidated Free Cash Flow, which is being decreased by $100 million primarily due to working capital changes in Brazil. The revised Consolidated Operating Free Cash Flow guidance range for the full year is $2.0 to $2.2 billion; the guidance range for Consolidated Free Cash Flow (a non-GAAP financial measure) is $1.3 to $1.5 billion.

Non-GAAP Financial Measures

See Non-GAAP Financial Measures for definitions of Adjusted Earnings Per Share, Proportional Gross Margin, Proportional Operating Cash Flow, Free Cash Flow, Proportional Free Cash Flow and Parent Company Liquidity, as well as reconciliations to the most comparable GAAP financial measure.

Attachments

Consolidated Statements of Operations, Segment Information, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information, 2009 Financial Guidance.

Conference Call Information

AES will host a conference call on Friday, May 8, 2009 at 10:00 a.m. Eastern Daylight Time (EDT). Interested parties may listen to the teleconference by dialing 1-866-229-5768

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at least ten minutes before the start of the call. International callers should dial +1-973-200-3007. The reservation number for this call is 98843943. Internet access to the conference call and presentation materials will be available on the AES website at www.aes.com by selecting “Investor Information” and then “Quarterly Financial Reports.”

A telephonic replay of the call will be available from approximately 1:00 p.m. EDT on Friday, May 8, 2009 through Friday, May 29, 2009. Callers in the U.S. please dial 1-800-642-1687. International callers should dial +1-706-645-9291. The system will ask for a reservation number; please enter 98843943 followed by the pound key (#). A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

About AES

The AES Corporation (NYSE: AES) is a Fortune 500 global power company with generation and distribution businesses. Through our diverse portfolio of thermal and renewable fuel sources, we provide affordable and sustainable energy to 29 countries. Our workforce of 25,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2008 revenues were $16 billion and we own and manage $35 billion in total assets. BusinessWeek named AES to its 2009 “BW 50” list. To learn more, please visit www.aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’s current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’s filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’s 2008 Annual Report on Form 10-K. Readers are encouraged to read AES’s filings to learn more about the risk factors associated with AES’s business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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THE AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended March 31,
($ in millions, except per share amounts)	2009	2008
Revenues	$3,378	$4,081
Cost of sales	(2,495)	(3,039)

GROSS MARGIN	883	1,042
General and administrative expenses	(85)	(98)
Interest expense	(391)	(435)
Interest income	98	116
Other expense	(22)	(25)
Other income	222	45
Gain on sale of investments	13	4
Impairment expense	—	(47)
Foreign currency transaction (losses) gains on net monetary position	(39)	22
Other non-operating expense	(10)	—

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF AFFILIATES	669	624

Income tax expense	(175)	(239)
Net equity in earnings of affiliates	7	22

INCOME FROM CONTINUING OPERATIONS	501	407

Income from operations of discontinued businesses, net of tax	—	2
Loss from disposal of discontinued businesses, net of tax	—	(1)

NET INCOME	501	408

Less: Net income attributable to noncontrolling interests	$(283)	(175)

NET INCOME ATTRIBUTABLE TO THE AES CORPORATION	$218	$233

DILUTED EARNINGS PER SHARE:
Income from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.33	$0.34
Discontinued operations attributable to The AES Corporation common stockholders, net of tax	—	—

NET INCOME ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.33	$0.34

AMOUNTS ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS:
Income from continuing operations, net of tax	$218	$232
Discontinued operations, net of tax	—	1

NET INCOME	$218	$233

THE AES CORPORATION

SEGMENT INFORMATION (unaudited)

	Three Months Ended March 31,
($ in millions)	2009	2008
REVENUES
Latin America - Generation	$891	$1,206
Latin America - Utilities	1,214	1,463
North America - Generation	502	551
North America - Utilities	290	249
Europe - Generation	204	304
Asia - Generation	247	312
Corporate and Other	30	(4)

Total Revenue	$3,378	$4,081

GROSS MARGIN
Latin America - Generation	$372	$399
Latin America - Utilities	171	225
North America - Generation	120	160
North America - Utilities	70	52
Europe - Generation	68	115
Asia - Generation	47	48
Corporate and Other	35	43

Total Gross Margin	$883	$1,042

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF AFFILIATES
Latin America - Generation	$368	$345
Latin America - Utilities	260	180
North America - Generation	51	90
North America - Utilities	39	21
Europe - Generation	144	103
Asia - Generation	4	23
Corporate and Other	(197)	(138)

Total Income from Continuing Operations before Income Taxes and Equity in Earnings of Affiliates	$669	$624

THE AES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

($ in millions, except shares and par value)	March 31, 2009	December 31, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,267	$903
Restricted cash	435	729
Short-term investments	1,134	1,382
Accounts receivable, net of reserves of $225 and $254, respectively	2,180	2,233
Inventory	502	564
Receivable from affiliates	22	31
Deferred income taxes - current	174	180
Prepaid expenses	347	177
Other current assets	1,152	1,117

Total current assets	7,213	7,316

NONCURRENT ASSETS
Property, Plant and Equipment:
Land	871	854
Electric generation, distribution assets and other	24,888	24,654
Accumulated depreciation	(7,685)	(7,515)
Construction in progress	3,631	3,410

Property, plant and equipment, net	21,705	21,403

Other assets:
Deferred financing costs, net of accumulated amortization of $268 and $272, respectively	371	366
Investment in and advances to affiliates	949	901
Debt service reserves and other deposits	571	636
Goodwill	1,417	1,421
Other intangible assets, net of accumulated amortization of $185 and $185, respectively	484	500
Deferred income taxes - noncurrent	553	567
Other assets	1,575	1,696

Total other assets	5,920	6,087

TOTAL ASSETS	$34,838	$34,806

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$1,087	$1,042
Accrued interest	334	252
Accrued and other liabilities	2,161	2,660
Non-recourse debt - current portion	789	1,074
Recourse debt - current portion	154	154

Total current liabilities	4,525	5,182

LONG-TERM LIABILITIES
Non-recourse debt - noncurrent	12,021	11,869
Recourse debt - noncurrent	4,993	4,994
Deferred income taxes - noncurrent	1,135	1,132
Pension liabilities and other post-retirement liabilities	997	1,017
Other long-term liabilities	3,470	3,525

Total long-term liabilities	22,616	22,537

EQUITY
THE AES CORPORATION STOCKHOLDERS’ EQUITY
Common stock ($.01 par value, 1,200,000,000 shares authorized; 675,926,976 issued and 666,399,854 outstanding at March 31, 2009, respectively; 673,478,012 issued and 662,786,745 outstanding at December 31, 2008, respectively)	7	7
Additional paid-in capital	6,834	6,832
Retained earnings (accumulated deficit)	210	(8)
Accumulated other comprehensive loss	(3,009)	(3,018)
Treasury stock, at cost (9,527,122 and 10,691,267 shares at March 31, 2009 and December 31, 2008, respectively)	(127)	(144)

Total The AES Corporation stockholders’ equity	3,915	3,669
NONCONTROLLING INTERESTS	3,782	3,418

Total equity	7,697	7,087

TOTAL LIABILITIES AND EQUITY	$34,838	$34,806

THE AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended March 31,
($ in millions)	2009	2008
OPERATING ACTIVITIES
Net income	$501	$408
Adjustments to net income:
Depreciation and amortization	245	244
(Loss) gain from sale of investments and impairment expense	(12)	45
Provision for deferred taxes	(25)	52
(Settlement)/accrual of non-cash contingencies	(102)	41
Loss on extinguishment of debt	14	—
Other	41	(57)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	80	(235)
Decrease (increase) in inventory	47	(21)
Increase in prepaid expenses and other current assets	(105)	(126)
Increase in other long-term assets	(73)	(35)
(Decrease) increase in accounts payable and accrued liabilities	(192)	75
(Decrease) increase in income taxes receivables and payables, net	(9)	106
Decrease in other long-term liabilities	(34)	(27)

Net cash provided by operating activities	$376	$470

INVESTING ACTIVITIES
Capital expenditures	(574)	(633)
Acquisitions–net of cash acquired	—	(186)
Proceeds from the sales of assets	5	8
Sale of short-term investments	999	1,281
Purchase of short-term investments	(686)	(1,373)
Decrease in restricted cash	293	54
Decrease (increase) in debt service reserves and other assets	73	(13)
Affiliate advances and equity investments	(30)	(97)
Loan advances	—	(172)
Other investing	(3)	21

Net cash provided by (used in) investing activities	77	(1,110)

FINANCING ACTIVITIES
(Repayments) borrowings under the revolving credit facilities, net	(153)	178
Issuance of non-recourse debt	244	259
Repayments of non-recourse debt	(169)	(98)
Payments for deferred financing costs	(22)	(5)
Distributions to noncontrolling interests	(12)	(4)
Contributions from noncontrolling interests	73	4
Financed capital expenditures	(49)	(9)
Other financing	1	4

Net cash (used in) provided by financing activities	(87)	329
Effect of exchange rate changes on cash	(2)	18

Total increase (decrease) in cash and cash equivalents	364	(293)
Cash and cash equivalents, beginning	903	2,043

Cash and cash equivalents, ending	$1,267	$1,750

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended March 31,
($ in millions, except per share amounts)	2009		2008
Reconciliation of Adjusted Earnings Per Share (1)

Diluted EPS From Continuing Operations	$0.33		$0.34

FAS 133 Mark-to-Market (Gains)/Losses	0.01		0.01
Currency Transaction (Gains)/Losses	0.03		(0.04)
Disposition/Acquisition (Gains)/Losses	(0.02	)(2)	—
Impairment Losses	0.02	(3)	0.04	(4)
Debt Retirement (Gains)/Losses	—		—

Adjusted Earnings Per Share (1)	$0.37		$0.35

Capital Expenditures

Operational Capital Expenditures (a)	$138		$149
Environmental Capital Expenditures (b)	18		30
Maintenance Capital Expenditures (a + b)	156		179
Growth Capital Expenditures	467		463

Total Capital Expenditures	$623		$642

Reconciliation of Free Cash Flow(5)

Net Cash from Operating Activities	$376		$470
Less: Maintenance Capital Expenditures	156		179

Free Cash Flow (5)	$220		$291

Reconciliation of Proportional Free Cash Flow(5),(6)

Proportional Net Cash from Operating Activities	$323		$287
Less: Proportional Maintenance Capital Expenditures	120		124

Proportional Free Cash Flow(5),(6)	$203		$163

Reconciliation of Proportional Gross Margin(6)

Consolidated Gross Margin	$883		$1,042
Less: Proportional Adjustment Factor	340		347

Proportional Gross Margin(6)	$543		$695

(1)

Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) mark-to-market amounts related to FAS 133 derivative transactions, (b) unrealized foreign currency gains or losses, (c) significant gains or losses due to dispositions and acquisitions of business interests, (d) significant losses due to impairments, and (e) costs due to the early retirement of debt. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to mark-to-market gains or losses related to derivative transactions, currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retired debt which affect results in a given period or periods.

(2)	Amount includes: Kazakhstan net gain of $13 million or $0.02 related to the reversal of withholding tax contingency. There is no tax expense associated with the Kazakhstan gain.
(3)	Amount includes: An impairment of the Company’s investment in coal to gas technology of $10 million or $0.02. There is no tax benefit associated with the coal to gas technology project impairment.
(4)

Amount includes: South Africa peaker development cost write-off of $19 million ($17 million net of taxes or $0.03); and Uruguaiana impairment of $14 million ($6 million net of minority interest or $0.01). There is no tax benefit associated with the Uruguaiana impairment.

(5)

Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures). AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations, less maintenance capital expenditures as defined by our businesses, that may be available for investing or repaying debt.

(6)	See Footnote (1) on Guidance Elements for definition of Proportional financial metrics.

The AES Corporation

Parent Financial Information (unaudited)

Parent only data: last four quarters

($ in millions)

	4 Quarters Ended
Total subsidiary distributions & returns of capital to Parent	Mar. 31, 2009 Actual	Dec. 31, 2008 Actual	Sept. 30, 2008 Actual	June 30, 2008 Actual
Subsidiary distributions(1) to Parent & QHCs	$1,069	$1,060	$1,017	$1,194
Returns of capital distributions to Parent & QHCs	169	150	127	140

Total subsidiary distributions & returns of capital to Parent	$1,238	$1,210	$1,144	$1,334

Parent only data: quarterly
($ in millions)

	Quarter Ended
Total subsidiary distributions & returns of capital to Parent	Mar. 31, 2009 Actual	Dec. 31, 2008 Actual	Sept. 30, 2008 Actual	June 30, 2008 Actual
Subsidiary distributions(1) to Parent & QHCs	$230	$386	$184	$269
Returns of capital distributions to Parent & QHCs	20	45	24	81

Total subsidiary distributions & returns of capital to Parent	$250	$431	$208	$350

Parent Company Liquidity(2)
($ in millions)

	Balance at
	Mar. 31, 2009 Actual	Dec. 31, 2008 Actual	Sept. 30, 2008 Actual	June 30, 2008 Actual
Cash at Parent & Cash at QHCs(3)	$168	$247	$455	$695
Availability under revolver	1,182	1,143	690	815

Ending liquidity	$1,350	$1,390	$1,145	$1,510

(1)

Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(2)

Parent Company Liquidity is defined as cash at the Parent Company plus availability under corporate revolver plus cash at qualifying holding companies (QHCs). AES believes that unconsolidated Parent Company liquidity is important to the liquidity position of AES as a Parent Company because of the non-recourse nature of most of AES’s indebtedness.

(3)

The cash held at QHCs represents cash sent to subsidiaries of the company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

THE AES CORPORATION

2009 FINANCIAL GUIDANCE ELEMENTS

$ in Millions, Except Per Share Amounts	Prior Consolidated Guidance (issued 2/27/09)	Adjustment Factors	Current Consolidated Guidance (issued 5/7/09)	Proportional Adjustment Factors(1)	Proportional Guidance
Income Statement Elements

Gross Margin	$3,200 to 3,400		$3,200 to 3,400	$1,150 - 1,250	$2,050 to 2,150

Diluted Earnings Per Share From Continuing Operations	$1.03 to 1.13		$1.03 to 1.13

Adjusted Earnings Per Share Factors(2)	($0.06)		($0.06)

Adjusted Earnings Per Share(2)(3)	$0.97 to 1.07		$0.97 to 1.07

Cash Flow Elements

Net Cash From Operating Activities	$2,100 to 2,300	($100)	$2,000 to 2,200	$800 to 850	$1,200 to 1,350

Operational Capital Expenditures (a)	$575 to 675		$575 to 675	$150 to 175	$425 to 500

Environmental Capital Expenditures (b)	$50 to 100		$50 to 100	$0 to 25	$50 to 75

Maintenance Capital Expenditures (a + b)	$625 to 775		$625 to 775	$150 to 200	$475 to 575

Growth Capital Expenditures	$2,300 to 2,500		$2,300 to 2,500	$600	$1,700 to 1,900

Free Cash Flow (3)	$1,400 to 1,600	($100)	$1,300 to 1,500	$650	$650 to 850

Subsidiary Distributions(4)	$1,100 to 1,300		$1,100 to 1,300

Reconciliation of Free Cash Flow

Net Cash from Operating Activities	$2,100 to 2,300		$2,000 to 2,200	$800 to 850	$1,200 to 1,350

Less: Maintenance Capital Expenditures	$625 to 775		$625 to 775	$150 to 200	$475 to 575

Free Cash Flow (3)	$1,400 to 1,600		$1,300 to 1,500	$650	$650 to 850

(1)

The AES Corporation (the “Company”) is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company’s estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Operating Cash Flow is a GAAP metric which presents the Company’s cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation the Company. Proportional measures are considered in the Company’s internal evaluation of financial performance. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures.

These assumptions include: (i) the Company’s economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company’s economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company’s economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company’s equity method investments is not reflected and (v) all intercompany amounts have been excluded as applicable.

(2)

Adjustment factors include $0.10 per share of addbacks related primarily to estimated unrealized foreign currency and FAS 133 derivative losses as well as a ($0.16) per share gain on sale related to Northern Kazakhstan businesses

(3)	Non-GAAP financial measure as reconciled in the table above. See Non-GAAP Financial Measures for definition.
(4)	See Footnote (1) on Parent Financial Information for definition.